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                                                                 Exhibit 99 (B)


                                ELECTION FORM



     Complete this Election Form ONLY if you wish to receive an amount of cash and common stock of The Colonial BancGroup, Inc. ("BancGroup") that is other than 50% for each in exchange for all of your shares of Common Stock, par value $.01 per share, of Dothan Federal Savings Bank (the "Bank"). In order to make such election, this Election Form, properly completed, dated, signed and submitted in accordance with the accompanying instructions, must be received by the Bank no later than 5:30 p.m., on _____________, 1996, which is the time of commencement of the special meeting of stockholders of the Bank called to vote upon the merger of the Bank with and into Colonial Bank, a subsidiary of BancGroup (the "Merger").
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            PLEASE FOLLOW CAREFULLY THE ACCOMPANYING INSTRUCTIONS


DELIVER TO:

Dothan Federal Savings Bank
1962 West Main Street
Dothan, Alabama 36302

Facsimile:  (334)794-1988

                         Attention:  Charles Williams


Gentlemen:

     In connection with the Merger I wish to receive a combination of cash and Common Stock of BancGroup that is other than 50% for each. The percentage of cash and Common Stock that I wish to receive is designated immediately below. I understand that my election applies to all of the shares of Common Stock of the Bank that I own of record.

Please indicate the number of shares
  of Bank Common Stock you own:                  -----------------------------


Please indicate the percentage
  of cash you wish to receive,
  if other than 50%:                                               ----------%

Please indicate the percentage of
  BancGroup Common Stock you
  wish to receive, if other
  than 50%:                                                        ----------%


     I understand that my election made above is subject to the terms, conditions and limitations set forth in the Joint Proxy Statement and Prospectus dated ___________, 1996, relating to the Merger, the Agreement and Plan of Merger dated as of January 22, 1996 (the "Agreement"), and the accompanying instructions.
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           PLEASE FILL IN THE INFORMATION REQUESTED AND SIGN BELOW.



------------------------------         ------------------------------
Signature                              Name

                                       ------------------------------


                                       ------------------------------
                                       Address

                                       ------------------------------
                                       Telephone number

                                       ------------------------------
                                       Taxpayer ID or
                                       Social Security Number

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                                 INSTRUCTIONS

     1.  Time in Which to Elect

     To be effective, an election on this form must be received by the Bank no later than 1:30 p.m. on _______________, 1996, or, if there is a postponement or adjournment of the stockholders' meeting called to vote upon the Merger, no later than 1:30 p.m., on the day on which the Merger is actually approved by stockholders of the Bank (the "Election Deadline"). Election Forms not so received by the Bank by the Election Deadline will be void.

     2.  Revocation

     Any Election Form may be revoked by the person submitting the Election Form only by written notice received by the Bank prior to the Election Deadline.

     3.  Termination of Right to Elect

     All Election Forms will be void and of no effect if the Merger is not consummated.

     4.  Over and Undersubscriptions

     Regardless of the Election Forms submitted, the aggregate number of shares of BancGroup Common Stock to be distributed in the Merger shall equal 50% of the total Merger Consideration (as defined in the Agreement) and the aggregate amount of cash to be paid in the Merger shall equal 50% of the total Merger Consideration. If the aggregate amount of cash to be paid in the Merger is less than 50% of the Merger Consideration based upon the Election Forms which have been properly filed, then a sufficient amount of additional cash shall be distributed pro rata to all stockholders of the Bank who have not elected to receive 100% of the Merger Consideration in cash, regardless of whether such
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stockholders have filed an Election Form, so that the aggregate amount of
Merger Consideration to paid in cash in the Merger will equal 50%, and the number of shares of BancGroup Common Stock otherwise required to be distributed shall be reduced pro rata as to all stockholders who have not elected to receive 100% of the Merger Consideration in cash. If the aggregate amount of cash to be paid in the Merger is greater than 50% of the Merger Consideration based upon the Election Forms which have been properly filed, then the aggregate amount of cash will be reduced and a sufficient amount of cash shall be distributed pro rata to all stockholders of the Bank who have not elected to receive 100% of the Merger Consideration in BancGroup Common Stock, regardless of whether such stockholders have filed an Election Form, so that the aggregate amount of Merger Consideration to be paid in cash in the Merger will equal 50%, and the number of shares of BancGroup Common Stock otherwise required to be distributed shall be increased pro rata as to all stockholders who have not elected to received 100% of the Merger Consideration in BancGroup Common Stock. Cash to be paid to any Bank stockholder exercising dissenters' rights of appraisal shall be included as part of the Merger Consideration for determining the amount of cash to be paid. Interest will not be paid on any cash to be paid as part of the Merger Consideration.

     5.  Signatures

     If this Election form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or in any other representative, nominee or fiduciary capacity, the person signing must give such person's full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with the Election Form.
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     6.  Checks and New Certificates in Same Name

     Checks for cash and any stock certificates representing shares of BancGroup Common Stock shall be payable to the order of and registered in exactly the same name that appears on the old certificates representing shares of Bank Common Stock.

     7.  Miscellaneous

     Cash payments will be mailed by check to the former Bank stockholder entitled to such payments as promptly as practicable after the effective date of the Merger.

     The Bank and BancGroup shall determine whether Election Forms have been properly submitted. No person is under any obligation to notify any person of any defect in an Election Form or any other documents submitted therewith.

     8.  Questions and Requests for Information

     Questions and requests for information or assistance relating to this Election Form should be directed to the Bank at the address or telephone number set forth above. Additional copies of this Notice of Cash Election may be obtained from the Bank.